Exhibit 1.1

Commercial Metals Company

4.375% Notes Due 2032

4.125% Notes Due 2030

Underwriting Agreement

New York, New York

January 13, 2022

To the Representatives named in

Schedule I hereto of the several

Underwriters named in

Schedule II hereto

Ladies and Gentlemen:

Commercial Metals Company, a corporation organized under the laws of Delaware (the “Company”), proposes to issue and sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, $300,000,000 in aggregate principal amount of its 4.375% Senior Notes due 2032 (the “2032 Notes”), and $300,000,000 in aggregate principal amount of its 4.125% Senior Notes due 2030 (the “2030 Notes” and, together with the 2032 Notes, the “Securities”), as set forth in Schedule I hereto, to be issued under an indenture (the “Base Indenture”), dated as of May 6, 2013, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, to be dated as of January 28, 2022, relating to the 2032 Notes (the “2032 Supplemental Indenture”) and a supplemental indenture, to be dated as of January 28, 2022, relating to the 2030 Notes (the “2030 Supplemental Indenture”, together with the 2032 Supplemental Indenture, the “Supplemental Indentures” and the Supplemental Indentures, together with the Base Indenture, the “Indenture”). Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 22 hereof.

1. Representations and Warranties. The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

(a) The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 (the file number of which is set forth in Schedule I hereto) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x).

(b) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the Trust Indenture Act and the respective rules thereunder; on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date and on the Closing Date, the Indenture did or will comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(c) (i) The Disclosure Package and (ii) each Issuer Free Writing Prospectus, including without limitation, any electronic road show that is a free writing prospectus under Rule 433, when taken together as a whole with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(d) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto, if any, for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a Well-Known Seasoned Issuer. The Company agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking into account any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(f) Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 5(b) hereto does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(g) Each of the Company’s Significant Subsidiaries (as defined below) and its jurisdiction of formation is set forth on Annex A attached hereto. Each of the Company and its Significant Subsidiaries has been duly incorporated or organized and is validly existing as a corporation, foreign corporation, limited liability company, partnership or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has corporate, limited liability company, partnership or other power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Disclosure Package and the Final Prospectus and, in the case of the Company, to enter into and perform its obligations under this Agreement. Each of the Company and each subsidiary is duly qualified as a corporation, foreign corporation, limited liability company, partnership or other entity to transact business and is in good standing (if applicable) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing (if applicable) would not result in a material adverse change, in the condition, financial or otherwise, or in the earnings, management, business, properties, results of operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”). All of the issued and outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries and, except as otherwise disclosed in the Disclosure Package and the Final Prospectus, are free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. The Company does not have any significant subsidiary (as defined in Rule 1-02 of Regulation S-X under the Act) that is not listed on Exhibit 21 to its Annual Report on Form 10-K for the fiscal year ended August 31, 2021 which is required to be so listed. For purposes of this Agreement, “Significant Subsidiary” means any Principal Subsidiary (as defined in the Indenture) of the Company.

(h) There are no contracts or documents which are required to be described in the Registration Statement, the Disclosure Package, the Final Prospectus or the documents incorporated by reference therein or to be filed as exhibits to the Registration Statement which have not been so described and filed as required.

(i) The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not, and after receipt of payment for the Securities and the application of the proceeds thereof as contemplated under the caption “Use of Proceeds” in the Preliminary Prospectus and the Final Prospectus will not be, required to register as an “investment company” within the meaning of the Investment Company Act.

(j) This Agreement has been duly authorized, executed and delivered by the Company.

(k) Neither the Company nor any of its Significant Subsidiaries is (i) in violation or in default (or, with the giving of notice or lapse of time or both, would be in default) (“Default”) under its charter or by-laws or other organizational documents, (ii) in Default under any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”) or (iii) in violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, as applicable, except, with respect to clauses (ii) and (iii) only, for such Defaults or violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. The Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, (i) have been duly authorized by all necessary corporate action and will not result in any Default under the charter or by-laws or other organizational documents of the Company or any Significant Subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Significant Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, and (iii) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its Significant Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its Significant Subsidiaries or any of its or their properties, except, with respect to clauses (ii) and (iii) only, for such conflicts, breaches, Defaults, Debt Repayment Triggering Events, liens, charges, encumbrances and violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the Company’s execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby, by the Disclosure Package or by the Final Prospectus, except such as have been obtained or made by the Company and are in full force and effect under the Act, applicable state securities or blue sky laws and from the Financial Industry Regulatory Authority (“FINRA”), and except where failure to obtain such consent, approval, authorization or order or make such registration or filing would not reasonably be expected to result in a Material Adverse Change. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time or both would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) issued by the Company, the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Significant Subsidiaries.

(l) No holders of debt securities of the Company have rights to the registration of such securities under the Registration Statement.

(m) The financial statements together with the related notes thereto contained or incorporated by reference in the Registration Statement, the Disclosure Package, the Preliminary Prospectus and the Final Prospectus present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified therein. Such financial statements comply as to form with the accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The summary financial information included under the caption “Summary Historical Consolidated Financial Data” in the Disclosure Package, the Preliminary Prospectus and the Final Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement, the Preliminary Prospectus and the Final Prospectus. No other financial statements are required to be included in the Registration Statement.

(n) Except as disclosed in the Final Prospectus and the Disclosure Package, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters related to the Company or its subsidiaries, where any such action, suit or proceeding, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or to adversely affect the consummation of the transactions contemplated by this Agreement.

(o) Except as otherwise disclosed in the Disclosure Package and the Final Prospectus, the Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in Section 1(m) above (or elsewhere in the Disclosure Package and the Final Prospectus), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as would not result in a Material Adverse Change. The real property, improvements, equipment and personal property reflected as leased in the financial statements referred to in Section 1(m) above are held under valid and enforceable leases, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law) and such other exceptions as would not result in a Material Adverse Change.

(p) Deloitte & Touche LLP, who have expressed their opinion with respect to the Company’s audited financial statements for the fiscal years ended August 31, 2019, 2020 and 2021 incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Final Prospectus, are independent public accountants with respect to the Company as required by the Act and the Exchange Act and, to the Company’s knowledge, are an independent registered public accounting firm with the Public Company Accounting Oversight Board.

(q) The Company and its subsidiaries have filed all necessary federal, state, local and foreign income and franchise tax returns in a timely manner and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except (i) for any taxes, assessments, fines or penalties being contested in good faith and by appropriate proceedings, or (ii) where a default to make such filings or payments would not reasonably be expected to result in a Material Adverse Change. The Company has made appropriate provisions in the applicable financial statements referred to in Section 1(m) above in respect of all federal, state, local and foreign income and franchise taxes for all current or prior periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

(r) No dispute with the employees of the Company or any of its subsidiaries exists, and the Company, to its knowledge, is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(s) The Company and its subsidiaries are insured by recognized, and to the Company’s knowledge, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses, including, but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. To the Company’s knowledge, all policies of insurance insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause which would reasonably be expected to result in a Material Adverse Change. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.

(t) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Disclosure Package and the Final Prospectus.

(u) The Company and each Significant Subsidiary possess such valid and current certificates, authorizations, permits, licenses, approvals, consents and other authorizations issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where the failure to so possess would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change, and neither the Company nor any Significant Subsidiary has received any written notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, permit, license, approval, consent or other authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Change.

(v) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w) The Company and its subsidiaries maintain effective internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Exchange Act.

(x) Except as disclosed in the Disclosure Package and the Final Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(y) The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably effective to perform the functions for which they were established to the extent required by Rule 13a-15 under the Exchange Act.

(z) The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(aa) Except as otherwise disclosed in the Disclosure Package and the Final Prospectus, (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign law, regulation, order, permit or other requirement relating to pollution or protection of public health (with respect to exposure to pollution in the environment), the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protected species, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law, except in each case such violation or non-compliance as would not, individually or in the aggregate, reasonably be expected to result in Material Adverse Change; (ii) there is no claim, action or cause of action filed with a court or governmental authority with respect to which the Company has received written notice, no investigation by a governmental authority with respect to which the Company has received written notice, and the Company has not received any written notice from any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties all of which arise out of, based on or result from the presence, or release into the environment, of any Material of Environmental Concern at any third-party waste disposal location, or any location owned, leased or operated by the Company or any of its subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (iii) to the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of or liability or obligation under any Environmental Law, require expenditures to be incurred pursuant to Environmental Law, or form the basis of a potential Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, result in a Material Adverse Change; and (iv) neither the Company nor any of its subsidiaries is subject to any pending or to the Company’s knowledge, threatened proceeding under Environmental Law to which a governmental authority is a party and which is reasonably likely to result in monetary sanctions of $1,000,000 or more.

(bb) In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and the amount of its established reserves, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Change.

(cc) The Company and its subsidiaries and any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Section 4001(a)(14) of ERISA or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), of which the Company or such subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any

“employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to any “employee benefit plan,” (ii) Sections 412, 4971 or 4975 of the Internal Revenue Code, or (iii) Section 4980B of the Internal Revenue Code with respect to the excise tax imposed thereunder. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred, whether by action or failure to act, which is reasonably likely to cause disqualification of any such employee benefit plan under Section 401(a) of the Internal Revenue Code. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates (A) is, or is reasonably expected to be, in “at risk status” (as defined under ERISA) and (B) that is a “multiemployer plan” (as defined under ERISA) is in “endangered status” or “critical status” (each, as defined under ERISA).

(dd) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(ee) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company and its subsidiaries have instituted and maintain policies and procedures designed to ensure compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(ff) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(gg) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(hh) Neither the Company nor any of its subsidiaries has, other than disclosed to the Underwriters and their counsel, engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Company or any of its subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

(ii) Except as set forth in the Disclosure Package and the Final Prospectus, the Company or its subsidiaries own or possess a valid right to use all patents, trademarks, service marks, trade names, copyrights, patentable inventions, trade secrets, know-how and other intellectual property (collectively, the “Intellectual Property”) used by the Company or its subsidiaries in the conduct of the Company’s or its subsidiaries’ business as now conducted or as proposed in the Disclosure Package and the Final Prospectus to be conducted. Except as set forth in the Disclosure Package and the Final Prospectus, to the knowledge of the Company, there is no material infringement by third parties of any of the Company’s Intellectual Property and there are no legal or governmental actions, suits, proceedings or claims pending or, to the Company’s knowledge, threatened, against the Company (i) challenging the Company’s rights in or to any Intellectual Property, (ii) challenging the validity or scope of any Intellectual Property owned by the Company, or (iii) alleging that the operation of the Company’s business as now conducted infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of a third party, except in the case of clause (i), (ii) or (iii), such actions, suits, proceedings or claims that, if decided unfavorably to the Company and its subsidiaries, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and the Company is unaware of any facts which would form a reasonable basis for any such claim, where any such action, suit, proceeding or claim, if determined adversely, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement.

(jj) Except as disclosed in the Registration Statement, the Disclosure Package and the Final Prospectus, the Company (i) does not have any material lending or other material relationship with any bank or lending affiliate of any of the Underwriters and (ii) does not intend to use any of the proceeds from the sale of the Securities hereunder to repay any outstanding debt owed to any affiliate of the Representatives.

(kk) There are no business relationships or related-party transactions involving the Company or any subsidiary or any other person required to be described in the Disclosure Package, the Preliminary Prospectus or the Final Prospectus that have not been described as required.

(ll) With respect to the outstanding stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange and any other exchange on which Company securities are traded, (iv) the per share exercise price of each Stock Option was equal to the fair market value of a share of common stock on the applicable Grant Date and (v) each such grant was properly accounted for in accordance with generally accepted accounting principles in the United States in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.

(mm) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, to the Company’s knowledge, there has been no security breach, unauthorized access or disclosure, or other compromise of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third parties maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”). Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, neither the Company nor its subsidiaries have been notified of, and have no knowledge of, any event or condition that is reasonably likely to result in any security breach, unauthorized access or disclosure or other compromise of their IT Systems and Data. The Company and its subsidiaries have implemented reasonable controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, the Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at the purchase price set forth in Schedule I hereto the principal amount of the Securities set forth opposite such Underwriter’s name in Schedule II hereto.

3. Delivery and Payment. Delivery of and payment for the Securities shall be made on the date and at the time specified in Schedule I hereto or at such time on such later date not more than two Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.

5. Agreements. The Company agrees with the several Underwriters that:

(a) Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object within 48 hours of receipt thereof. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as promptly as practicable the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) To prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule IV hereto and to file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

(c) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(d) If, at any time when a prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Company promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to you in such quantities as you may reasonably request.

(e) The Company will timely file such reports pursuant to the Exchange Act as are necessary in order to make generally available to its security holders and to the Representatives an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

(f) The Company will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(g) The Company will arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject.

(h) The Company agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than a free writing prospectus containing the information contained in the final term sheet prepared and filed pursuant to Section 5(b) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule III hereto and any electronic road show. Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(i) Except for the private activity bonds financing arrangement in Arizona currently under evaluation by the Company, as disclosed in the Disclosure Package and the Final Prospectus, during the period commencing on the date hereof and ending on the Closing Date, the Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, or otherwise transfer, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by the Company (other than the Securities) or publicly announce an intention to effect any such transaction.

(j) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(k) The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities (if applicable), including any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (v) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification, provided such fees and expenses of counsel do not exceed $20,000); (vii) any filings required to be made with FINRA (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings, provided such fees and expenses of counsel do not exceed $20,000); (viii) the transportation and other expenses, including the cost of any chartered aircraft, incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 5(b) hereto, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Company shall have requested and caused Haynes and Boone, LLP, counsel for the Company, to have furnished to the Representatives their opinion, dated the Closing Date and addressed to the Representatives, to the effect and in a form satisfactory to the Underwriters and counsel for the Underwriters.

(c) The Company shall have requested and caused the General Counsel of the Company, to have furnished to the Representatives her opinion, dated the Closing Date and addressed to the Representatives, to the effect and in a form satisfactory to the Underwriters and counsel for the Underwriters.

(d) The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(e) The Company shall have furnished to the Representatives a certificate of the Company, signed by the Chairman of the Board or the President and the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Final Prospectus and any supplements or amendments thereto, filed with the Commission on or prior to the date of such certificate, as well as each electronic road show prepared by the Company used in connection with the offering of the Securities, and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement that are not qualified by materiality are true and correct in all material respects, and that representations and warranties of the Company in this Agreement that are qualified by materiality are true and correct, in each case, on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), there has been no material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(f) On the date hereof, the Representatives shall have received from Deloitte & Touche LLP, independent registered public accountants for the Company, a letter dated the date hereof addressed to the Underwriters, in form and substance satisfactory to the Representatives with respect to the audited and unaudited financial statements and certain financial information contained in the Registration Statement, the Preliminary Prospectus and the Final Prospectus.

(g) On the Closing Date, the Representatives shall have received from Deloitte & Touche LLP, independent registered public accountants for the Company, a letter dated such date, in form and substance satisfactory to the Representatives, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (f) of this Section 6, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the Closing Date.

(h) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Final Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (f) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(i) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(j) Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions herein contained.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Latham & Watkins LLP, counsel for the Underwriters, at 1271 Avenue of the Americas, New York, New York, 10020, on the Closing Date, or by electronic means.

7. Reimbursement of Underwriters’ Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters severally through Citigroup Global Markets Inc. on demand for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Base Prospectus, the Preliminary Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 5(b) hereto, or in any amendment thereof or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have and does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Company acknowledges that the statements set forth (i) in the last paragraph of the cover page regarding delivery of the Securities and under the heading “Underwriting”, (ii) the list of Underwriters and their respective participation in the sale of the Securities and (iii) the paragraphs related to stabilization, syndicate covering transactions and penalty bids in any Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below). Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. In no event shall the indemnifying party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Securities) be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule II hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule II hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any nondefaulting Underwriter for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s common stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impracticable or inadvisable to proceed with the offering or delivery of the Securities as contemplated by any Preliminary Prospectus or the Final Prospectus (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt (except in the case of email, such communication will be deemed effective (i) as of the date sent, if sent during normal business hours of the recipient, or (ii) on the next Business Day if sent after normal business hours of the recipient) and if to the Representatives, such communications will be mailed, delivered or telefaxed to BofA Securities, Inc. at 1540 Broadway, New York, New York 10036, facsimile number (212) 901-7897, Attention: High Yield Legal Dept.; or, if sent to the Company, will be mailed, delivered, telefaxed or emailed to Commercial Metals Company, 6565 MacArthur Boulevard, Irving, Texas 75039, facsimile number (214) 689-4326, email address: jody.absher@cmc.com, Attention: Jody K. Absher, Vice President, General Counsel and Corporate Secretary, with a copy to, which shall not constitute notice hereunder, to Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas, 75219, facsimile number (214) 200-0678, email address: jennifer.wisinski@haynesboone.com, Attention: Jennifer Wisinski.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. Authority of the Representatives. Any action by the Underwriters hereunder must be taken by the Representatives on behalf of the Underwriters, and any such action taken by the Representatives shall be binding upon the Underwriters.

19. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

20. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

21. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 15, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

22. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

“Base Prospectus” shall mean the base prospectus referred to in paragraph 1(a) above contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule III hereto, (iv) the final term sheet prepared and filed pursuant to Section 5(b) hereto, if any, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean 4:15 p.m. New York City time on January 13, 2022.

“Final Prospectus” shall mean the prospectus supplement relating to the Securities that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a) above which is used prior to the filing of the Final Prospectus, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Act.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended and the rules and regulations of the Commission promulgated thereunder.

“Well-Known Seasoned Issuer” shall mean a well-known seasoned issuer, as defined in Rule 405.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this Agreement and your acceptance shall represent a binding agreement among the Company and the several Underwriters.

[Remainder of page intentionally left blank.]

Very truly yours,

COMMERCIAL METALS COMPANY

By:	/s/ Paul J. Lawrence
Name: Paul J. Lawrence
Title: Senior Vice President and Chief Financial Officer of Commercial Metals Company

[Signature Page to Underwriting Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date specified in Schedule I hereto.

BofA Securities, Inc.

By:	/s/ Michael Devaney
Name: Michael Devaney
Title: Director

For itself and the other several Underwriters, if any, named in Schedule II to the foregoing Agreement.

[Signature page to Underwriting Agreement]

SCHEDULE I

Underwriting Agreement dated January 13, 2022

Registration Statement No. 333- 252191

Representative(s): BofA Securities, Inc.

Title, Purchase Price and Description of 2032 Notes:

Title: 4.375% Senior Notes due 2032

Principal amount: $300,000,000

Purchase price (include accrued

interest or amortization, if

any): 98.75%

Title, Purchase Price and Description of 2030 Notes:

Title: 4.125% Senior Notes due 2030

Principal amount: $300,000,000

Purchase price (include accrued

interest or amortization, if

any): 98.75%

Closing Date, Time and Location: January 28, 2022 at 10:00 a.m. at Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020

Type of Offering: Non-delayed

SCHEDULE II

Underwriters	Principal Amount of 2032 Notes to be Purchased	Principal Amount of 2030 Notes to be Purchased
BofA Securities, Inc.	$96,000,000	$96,000,000
Citigroup Global Markets Inc.	81,000,000	81,000,000
Wells Fargo Securities, LLC	33,000,000	33,000,000
PNC Capital Markets LLC	33,000,000	33,000,000
BMO Capital Markets Corp.	16,500,000	16,500,000
Fifth Third Securities, Inc.	16,500,000	16,500,000
Truist Securities, Inc.	6,000,000	6,000,000
Capital One Securities, Inc.	6,000,000	6,000,000
U.S. Bancorp Investments, Inc.	6,000,000	6,000,000
Regions Securities LLC	6,000,000	6,000,000
Total	$300,000,000	$300,000,000

SCHEDULE III

Schedule of Free Writing Prospectuses included in the Disclosure Package

None

SCHEDULE IV

[Attached]

Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated January 13, 2022

Registration Statement 333-252191 filed on January 19, 2021

Commercial Metals Company

$300,000,000 4.125% Senior Notes due 2030

$300,000,000 4.375% Senior Notes due 2032

January 13, 2022

Pricing Supplement dated January 13, 2022 to the

Preliminary Prospectus Supplement dated January 13, 2022 of Commercial Metals Company

This Pricing Supplement relates only to the securities described below and is qualified in its entirety by reference to the preliminary prospectus supplement of Commercial Metals Company (the “Company”) dated January 13, 2022 (the “Preliminary Prospectus Supplement”). The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information contained in the Preliminary Prospectus Supplement. The information in this Pricing Supplement should be read together with the Preliminary Prospectus Supplement and the accompanying prospectus, including the documents incorporated by reference therein. Capitalized terms used in this Pricing Supplement but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

Change to the Preliminary Prospectus Supplement

The Preliminary Prospectus Supplement relates to the offering of a series of Senior Notes due 2032 (the “2032 Notes”). In addition to the 2032 Notes, the Company is offering a series of Senior Notes due 2030 (the “2030 Notes” and, together with the 2032 Notes, the “Notes”). The 2030 Notes and the 2032 Notes will each constitute a separate series of securities under the indenture. Corresponding changes will be made where applicable throughout the Preliminary Prospectus Supplement.

Terms Applicable To the 2030 Notes

Issuer:	Commercial Metals Company

Title of Securities:	4.125% Senior Notes due 2030

Ranking:	Senior Unsecured

Ratings:*	Ba2 (Moody’s) / BB+ (S&P) / BB+ (Fitch)

Offering Size:	$300,000,000

Gross Proceeds:	$300,000,000

Underwriting Discount:	1.25%

Net Proceeds (Before Expenses):	$296,250,000

Maturity Date:	January 15, 2030

Coupon:	4.125%

Price to Public:	100.000%

Yield to Maturity:	4.125%

Interest Payment Dates:	January 15 and July 15

First Interest Payment Date:	July 15, 2022. Interest will accrue on the 2030 Notes from January 28, 2022.

Record Dates:	January 1 and July 1

Equity Claw:	Prior to January 15, 2025, we may redeem up to 40% of the 2030 Notes with the net cash proceeds of certain equity offerings at the redemption price of 104.125% of the principal amount of each 2030 Note to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption; provided that (1) 2030 Notes in an aggregate principal amount equal to at least 60% of the aggregate principal amount of 2030 Notes issued under the indenture (excluding 2030 Notes held by us or our subsidiaries) remain outstanding immediately after the occurrence of such redemption, and (2) such redemption occurs within 90 days of the date of the closing of such equity offering.

Optional Redemption:

Prior to January 15, 2025, we will have the option to redeem some or all of the 2030 Notes at a redemption price equal to 100% of the principal amount of the 2030 Notes, plus an applicable premium based on the excess of (1) the present value of (i) the redemption price of the 2030 Notes on January 15, 2025, as set forth in the table below plus (ii) all required interest payments due on the 2030 Notes through January 15, 2025 (excluding accrued but unpaid interest to, but not including, the date of redemption), computed using a discount rate equal to the Treasury Rate as of the date of such redemption plus 50 basis points, over (2) the then outstanding principal of the 2030 Notes, together with accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

On or after January 15, 2025, we will have the option to redeem some or all of the 2030 Notes at the redemption prices set forth below (expressed as a percentage of principal amount) during the twelve-month period beginning on January 15 of the years indicated below, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

	2025	102.063%
	2026	101.031%
	2027 and thereafter	100.000%

CUSIP/ISIN Numbers:	CUSIP: 201723 AQ6 ISIN: US201723AQ67

Terms Applicable to the 2032 Notes

Issuer:	Commercial Metals Company

Title of Securities:	4.375% Senior Notes due 2032

Ranking:	Senior Unsecured

Ratings:*	Ba2 (Moody’s) / BB+ (S&P) / BB+ (Fitch)

Offering Size:	$300,000,000

Gross Proceeds:	$300,000,000

Underwriting Discount:	1.25%

Net Proceeds (Before Expenses):	$296,250,000

Maturity Date:	March 15, 2032

Coupon:	4.375%

Price to Public:	100.000%

Yield to Maturity:	4.375%

Interest Payment Dates:	March 15 and September 15

First Interest Payment Date:	September 15, 2022. Interest will accrue on the 2032 Notes from January 28, 2022.

Record Dates:	March 1 and September 1

Equity Claw:	Prior to March 15, 2025, we may redeem up to 40% of the 2032 Notes with the net cash proceeds of certain equity offerings at the redemption price of 104.375% of the principal amount of each 2032 Note to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption; provided that (1) 2032 Notes in an aggregate principal amount equal to at least 60% of the aggregate principal amount of 2032 Notes issued under the indenture (excluding 2032 Notes held by us or our subsidiaries) remain outstanding immediately after the occurrence of such redemption, and (2) such redemption occurs within 90 days of the date of the closing of such equity offering.

Optional Redemption:

Prior to March 15, 2027, we will have the option to redeem some or all of the 2032 Notes at a redemption price equal to 100% of the principal amount of the 2032 Notes, plus an applicable premium based on the excess of (1) the present value of (i) the redemption price of the 2032 Notes on March 15, 2027, as set forth in the table below plus (ii) all required interest payments due on the 2032 Notes through March 15, 2027 (excluding accrued but unpaid interest to, but not including, the date of redemption), computed using a discount rate equal to the Treasury Rate as of the date of such redemption plus 50 basis points, over (2) the then outstanding principal of the 2032 Notes, together with accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

On or after March 15, 2027, we will have the option to redeem some or all of the 2032 Notes at the redemption prices set forth below (expressed as a percentage of principal amount) during the twelve-month period beginning on March 15 of the years indicated below, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

2027	102.188%
2028	101.458%
2029	100.729%
2030 and thereafter	100.000%

CUSIP/ISIN Numbers:	CUSIP: 201723 AR4 ISIN: US201723AR41

Terms Applicable to Both the 2030 Notes and the 2032 Notes

Trade Date:	January 13, 2022

Expected Settlement Date:	January 28, 2022 (T+10)

Change of Control:	101% plus accrued and unpaid interest thereon, if any, to, but excluding, the purchase date

Distribution:	SEC Registered

Denominations:	Minimum denominations of $2,000 and higher integral multiples of $1,000 in excess thereof.

Joint Book—Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC PNC Capital Markets LLC BMO Capital Markets Corp. Fifth Third Securities, Inc.

Co-Managers:	Truist Securities, Inc. Capital One Securities, Inc. U.S. Bancorp Investments, Inc. Regions Securities LLC

Use of Proceeds:	We intend to use the net proceeds from the sale of the Notes to fund the redemption of the 5.375% Senior Notes due 2027 (the “2027 Notes”) with accrued interest, applicable premium payments and expenses related thereto and the remainder of the net proceeds for general corporate purposes, which may include the funding of a portion of the purchase price for the Tensar acquisition, other capital projects, and related expenses. The 2027 Notes bear interest at a rate of 5.375% per annum and will mature on July 15, 2027. This offering is not conditioned upon consummation of the Tensar acquisition.

Extended Close:	We expect to deliver the Notes against payment therefor on or about January 28, 2022 which will be the tenth business day following the date of the pricing of the Notes. Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the Notes prior to the delivery date should consult their own advisors.

Disclosure Updates

To reflect the addition of the 2030 Notes to the offering described in the Preliminary Prospectus Supplement, in addition to the foregoing pricing information, the following language supplements or updates the disclosure in the Preliminary Prospectus Supplement.

Recent Developments

Conditional Notice of Redemption for 2027 Notes

The following disclosure is added to the Preliminary Prospectus Supplement under “Prospectus Supplement Summary—Recent Developments”:

“On January 13, 2022, we issued a conditional notice of redemption for any and all of our outstanding $300 million aggregate principal amount of the 2027 notes. The redemption price is equal to 100% of the principal amount of the 2027 notes redeemed plus a “make-whole” premium calculated as set forth in the 2027 notes and the indenture governing the 2027 notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The redemption date is February 15, 2022, and the redemption is conditioned on the closing of the issuance and sale of debt securities (in one or more series) in an aggregate principal amount of at least $600 million on pricing, terms and conditions satisfactory to us in our sole discretion. This statement shall not constitute a notice of redemption under the indenture governing the 2027 notes.”

Risk Factors

The following sentences replace the first two sentences in “Risk Factors” under “The principal and interest payments on our existing indebtedness may restrict and/or impair our ability to fulfill our obligations under the Notes”:

“As of November 30, 2021, we, together with our consolidated subsidiaries, had $1,072.0 million of total debt. As adjusted for this offering and the anticipated use of proceeds therefrom, including the redemption of all of the 2027 notes, we, together with our consolidated subsidiaries, expect that our total debt at such date would have been $1,372.5 million (or $1,522.5 million after further adjustment for $150.0 million in borrowings from the proceeds of the PAB Financing, if completed).”

Use of Proceeds

The disclosure in the Preliminary Prospectus Supplement under “Use of Proceeds” is updated as follows:

“We estimate the net proceeds to us from the sale of the Notes will be approximately $591.4 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of the Notes to fund the redemption of the 2027 notes with accrued interest, applicable premium payments and expenses related thereto and the remainder of the net proceeds for general corporate purposes, which may include the funding of a portion of the purchase price for the Tensar acquisition (See “Prospectus Supplement Summary—Recent Developments”), other capital projects, and related expenses. The 2027 notes bear interest at a rate of 5.375% per annum and will mature on July 15, 2027. For additional information regarding the 2027 notes and our other indebtedness, see “Description of Other Indebtedness.” This offering is not conditioned upon consummation of the Tensar acquisition.

We expect that the sale of each series of the Notes will take place concurrently. However, the sales of the 2032 Notes and the 2030 Notes are not conditioned upon each other, and we may consummate the sale of one series of Notes and not the other, or consummate the sales at different times.”

Capitalization

The disclosure in the Preliminary Prospectus Supplement under “Capitalization” is updated as follows:

“The following table sets forth our consolidated capitalization as of November 30, 2021, and as adjusted to give effect to (i) the completion of the sale of the Rancho Cucamonga facility on December 28, 2021, (ii) the issuance and sale of the Notes and (iii) the redemption of all of the outstanding 2027 notes.

This table should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended November 30, 2021, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of November 30, 2021
	Actual	As Adjusted
	(unaudited) (in thousands, except share data)
Cash and cash equivalents (1)	$415,055	$964,446
Short-term Debt
Current maturities of long-term debt
Poland Term Loan (due 2026)	9,275	9,275
Short-term borrowings	29,992	29,992
Other (2)	1,821	1,821
Finance Leases	15,808	15,808

Total short-term debt	56,896	56,896
Long-term Debt (3)
Revolver (4)	—	—
2031 Notes	300,000	300,000
2027 Notes	300,000	—
2023 Notes	330,000	330,000
2032 Notes offered hereby	—	300,000
2030 Notes offered hereby	—	300,000
Poland Term Loan	34,780	34,780
Poland Credit Facility	—	—
Other (2)	17,671	17,671
Finance Leases	33,128	33,128

Total long-term debt	1,015,579	1,315,579
Total Debt (3)	$1,072,475	$1,372,475
Stockholders’ Equity
Common Stock, par value $0.01 per share, authorized 200,000,000 shares; issued 129,060,664 shares, outstanding 121,479,939 shares	1,290	1,290
Additional paid-in capital	357,413	357,413
Accumulated other comprehensive loss	(105,329)	(105,329)
Retained earnings (5)	2,378,789	2,640,090
Less treasury stock (7,580,725 shares at cost)	(146,206)	(146,206)

Total stockholders’ equity attributable to the Company	2,485,957	2,747,258
Total stockholders’ equity attributable to noncontrolling interests	232	232

Total stockholders’ equity	2,486,189	2,747,490
Total Capitalization	$3,558,664	$4,119,965

(1)

“As adjusted” cash and cash equivalents includes net proceeds from this offering, after underwriters’ discounts and estimated offering expenses, of approximately $591.4 million. Assumes that $300.0 million in aggregate principal amount of the 2027 notes are redeemed at an aggregate purchase price of $311.0 million, including after-tax expense of $11.0 million in estimated fees for premium payments to the note holders and costs associated with the early extinguishment of debt. Accrued but unpaid interest was excluded from this calculation. “As adjusted” cash and cash equivalents does not give effect to regular interest payment obligations to the holders of our indebtedness. In addition, “as adjusted” cash and cash equivalents includes $269.0 million in net proceeds from the sale of the Rancho Cucamonga facility, after closing costs of $5.0 million and excluding $39.0 million of restricted cash held by a qualified intermediary.

(2)	Other consists of New Markets Tax Credit transactions and Tax Increment Financing (“TIF”). See “Description of Other Indebtedness” for additional information related to these financing arrangements.
(3)	Debt amounts presented without deduction for debt issuance costs. Amounts presented do not include $150.0 million of indebtedness related to the proposed PAB Financing.

(4)

We are party to the Credit Agreement with the Revolver that matures on March 31, 2026. See “Description of Other Indebtedness—Fifth Amended and Restated Credit Agreement” for additional information regarding the Credit Agreement.

(5)

“As adjusted” retained earnings includes a $12.9 million loss, net of tax (or $16.4 million pre-tax), on extinguishment of the 2027 notes and a $274.2 million pre-tax gain on the sale of the Rancho Cucamonga facility.”

Statements Regarding Pro Forma Senior Indebtedness:

The following sentence replaces the similar sentence located throughout the Preliminary Prospectus Supplement:

“As of November 30, 2021, as adjusted for (i) this offering and (ii) the anticipated use of proceeds therefrom, including the redemption of all of the 2027 notes, we would have had $1,230.0 million of senior indebtedness outstanding (or $1,380.0 million after further adjustment for $150.0 million in borrowings from the proceeds of the PAB Financing, if completed), none of which would have been secured.”

Underwriting

The following sentence is added to the Preliminary Prospectus Supplement under “Underwriting”:

“Some of the underwriters or their affiliates may hold 2027 Notes and therefore may receive proceeds of the offering.”

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This communication is intended for the sole use of the person to whom it is provided by us.

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Other Information

The issuer has filed a registration statement (including a base prospectus dated January 19, 2021) and a preliminary prospectus supplement dated January 13, 2022 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain copies of these documents for free by visiting EDGAR on the SEC’s Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322.

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Annex A

Significant Subsidiaries

CMC Poland Sp. z.o.o. (Poland);

CMC Steel Fabricators, Inc. (Texas);

CMC Steel Oklahoma, LLC (Delaware);

Structural Metals, Inc. (Texas);

CMC GH, LLC (Delaware);

CMC International Finance, s.a.r.l. (Luxembourg);

Com Met Company S.a.r.l. (Luxembourg);

Commercial Metals (Bermuda), L.P. (Bermuda);

Commercial Metals Company US (Luxembourg) S.C.S. (Luxembourg);

CMC Steel US, LLC (Delaware).